UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

August 8, 2016

Date of report (Date of earliest event reported)

TERRAVIA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35189	33-1077078
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

225 Gateway Boulevard

South San Francisco, CA 94080

(Address of Principal Executive Offices)

94080

(Zip Code)

(650) 780-4777

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On August 8, 2016, TerraVia Holdings, Inc. (“TerraVia”) issued a press release announcing TerraVia’s financial results for the quarter ended June 30, 2016 and certain corporate highlights. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02(d)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 8, 2016, TerraVia announced the appointment of Apurva ‘Apu’ S. Mody as TerraVia’s Chief Executive Officer, effective upon the commencement of his employment with TerraVia, expected to occur on or about August 22, 2016. TerraVia also announced that Mr. Mody will join TerraVia’s Board of Directors as of his commencement of employment. Concurrent with Mr. Mody’s commencement of employment, Jonathan S. Wolfson, TerraVia’s current Chief Executive Officer, will cease to be Chief Executive Officer and will become TerraVia’s Executive Chairman.

Mr. Mody, age 49, was the President, Mars Food America, at Mars, Inc. from 2010 to 2015. From 2008 to 2010 he was the Chief Executive Officer of The Brand Accelerator, a consumer goods innovation company, and from 2002 to 2008 he held various positions within Del Monte Foods, a food company, most recently as Senior Vice President and Managing Director, Consumer Products Division. From 1995 to 2000, Mr. Mody held various positions within The Procter and Gamble Company, a consumer packaged goods company, most recently Senior Brand Manager, Global New Product Development. Mr. Mody holds an undergraduate degree from the University of Michigan and an M.B.A. with Distinction from the University of Michigan.

Mr. Mody’s offer letter provides for an initial base salary of $600,000 per year. His annual target bonus is 70% of base pay. In lieu of a 2016 bonus, TerraVia will pay Mr. Mody a commitment and true-up payment equal to 70% of the total amount of base salary he receives in 2016. Mr. Mody will be entitled to receive up to $250,000 in reimbursements for his relocation costs, which he is obligated to repay in full if he terminates his employment with TerraVia without good reason within 12 months of his relocation. He will also be paid $7,000 per month to defray his commuting costs, for up to fifteen months, until he relocates to the San Francisco Bay area. TerraVia will also reimburse Mr. Mody up to $10,000 for his legal expenses in connection with his offer letter.

On Mr. Mody’s first day of employment with TerraVia, he will be granted a stock option exercisable for an aggregate of 1,500,000 shares of TerraVia common stock with an exercise price equal to the fair market value of TerraVia’s common stock on the date of grant. The stock option will vest as to 250,000 shares on his employment commencement date, 312,500 shares will vest on the first year anniversary of his employment commencement date and the remaining 937,500 shares will vest in 36 equal monthly installments, with the first monthly installment vesting one month following the first year anniversary of his employment commencement date. In addition, Mr. Mody will be granted 300,000 restricted stock units (“RSUs”). The RSUs will vest as to 50,000 RSUs on his employment commencement date, 62,500 RSUs will vest approximately one year after his employment commencement date, and the remaining 187,500 RSUs will vest in six equal installments of 31,250 RSUs approximately semi-annually thereafter.

The foregoing description is only a summary of certain terms and conditions of Mr. Mody’s offer letter and is qualified in its entirety by reference to the offer letter, a copy of which will be filed as an exhibit to TerraVia’s quarterly report on Form 10-Q for the quarter ended September 30, 2016.

Mr. Mody is covered by TerraVia Executive Severance and Change of Control Plan as a Group A participant. Under this plan, if TerraVia terminates him without cause, or he resigns for good reason (as defined in the plan), he would be eligible to receive a lump sum cash severance payment of 15 months of base salary, up to 15 months of COBRA premium payments, a lump sum target bonus payout and 15 months of acceleration of vesting of his equity awards (or full acceleration if the termination occurs in connection with a change of control of TerraVia), in each case subject to him signing a general release of claims.

Mr. Mody will also enter into TerraVia’s standard form of executive indemnity agreement and confidential information and inventions agreement upon his commencement of employment.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is furnished herewith:

Exhibit No.	Description

99.1	Press Release, dated August 8, 2016, entitled “TerraVia Reports Second Quarter 2016 Results”.

The information contained in Items 2.02 and 9.01 and in the accompanying exhibit shall not be incorporated by reference into any filing of TerraVia, whether made before or after the date hereof, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference to such filing. The information in Items 2.02 and 9.01 of this report, including the exhibit hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

TERRAVIA HOLDINGS, INC.
(Registrant)

Date: August 8, 2016	By:	/s/ Tyler W. Painter
Tyler W. Painter
Chief Operating Officer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated August 8, 2016, entitled “TerraVia Reports Second Quarter 2016 Results”.